Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Harbor Custom Development, Inc. LLC and Subsidiaries (the “Company”) on Form S-1 to be filed on March 31, 2020, of our report dated March 4, 2020, with respect to our audit of the financial statements of Harbor Custom Development, Inc. LLC and Subsidiaries as of December 31, 2019 and 2018, and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Rosenberg Rich Baker Berman, P.A.
Rosenberg Rich Baker Berman, P.A.
Somerset, New Jersey
March 31, 2020